Exhibit 23.1
CONSENT OF INDEPENDENT AUDITOR

NeoStem, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements of NeoStem, Inc. on Forms S-3 (File No. 333-145988, File No. 333-173853, File No. 333-173855, File No. 333-183542, File No. 333-183543, File No. 333-176673, File No. 333-185346 and File No. 333-188486) and on Forms S-8 (File No. 333-107438, File No. 333-144265, File No. 333-159282, File No. 333-162733, File No. 333-173854, File No. 333-181365, File No. 333-184927 and File No. 333-191572) of our report dated February 5, 2014, related to our audit of the consolidated financial statements of California Stem Cell, Inc. and subsidiaries as of and for the years ended December 31, 2013 and 2012, included in this Current Report on Form 8-K of NeoStem, Inc. dated May 8, 2014.

/s/ MCGLADREY LLP

Irvine, California
May 8, 2014